As Filed with the Securities and Exchange Commission on July 12, 2000
                                                      Registration No. 333-50897

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                -----------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                TO THE FORM SB-2
                             REGISTRATION STATEMENT
                                   ON FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                -----------------

                             UNISERVICE CORPORATION
             (Exact name of registrant as specified in its charter)

     Florida                                             65-0816177
     (State or other jurisdiction of                     (I.R.S. Employer
     incorporation or organization)                      Identification No.)

                            Carmercita 25, Suite 102
                                 Santiago, Chile
                                 (56-2) 334-3000

                  ---------------------------------------------
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                                -----------------

                             Brian A. Pearlman, Esq.
                              Atlas Pearlman, P.A.
                     350 East Las Olas Boulevard, Suite 1700
                         Fort Lauderdale, Florida 33301
                                 (954) 766-7879
                                 --------------
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                             Joel D. Mayersohn, Esq.
                              Atlas Pearlman, P.A.
                     350 East Las Olas Boulevard, Suite 1700
                         Fort Lauderdale, Florida 33301
                                 (954) 763-1200
                                 --------------
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] .

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ].

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to completion, dated July 12, 2000

PROSPECTUS

                                1,610,000 Shares
                               1,610,000 Warrants

                             UNISERVICE CORPORATION

         On August 3, 1998 Uniservice Corporation sold 1,400,000 shares of class A common stock par value $.0001 per share and 1,610,000 redeemable common stock purchase warrants in an initial public offering which was underwritten on a firm commitment basis by Werbel-Roth Securities, Inc., as representative of the several underwriters.

         The common stock was sold at $5.00 per share and the warrants were sold at $.125 per warrant. A warrant holder can purchase one share of common stock at $4.00 per share (subject to further adjustment in certain events) until August 2, 2003. The warrants are redeemable by us for $.25 per warrant, upon 30 days' prior written notice, if the closing bid price of our common stock as reported on The Nasdaq SmallCap Market (TM) equals or exceeds $7.00 per share for 30 consecutive days.

         Our common stock and warrants are traded on The Nasdaq SmallCap Market under the symbols UNRSA and UNRSW. On July 6, 2000, the last reported sale price on The Nasdaq SmallCap market of our common stock was $2.00 and the last reported sale price for our warrants was $.56.

                   -----------------------------------------

             Beginning on page 7 we have listed several risk factors
              which you should consider. You should read the entire
         prospectus carefully before you make your investment decision.

                   -----------------------------------------

          These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                   -----------------------------------------

             The original date of this prospectus is August 3, 1998.

                    This prospectus is amended pursuant to a
                 post-effective amendment dated _________, 2000.

                             ADDITIONAL INFORMATION

         We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The Securities and Exchange Commission maintains a Web site at http://www.sec.gov where certain information regarding issuers (including us) may be found.

         This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. The registration statement contains more information that this prospectus regarding our company and our securities, including certain exhibits and schedule. You can get a copy of the registration statement from the Securities and Exchange Commission at the address listed above or from its Web site.

                                TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----

Additional information......................................................................       2

Incorporation of certain information by reference...........................................       3

Business of the company.....................................................................       4

Risk factors................................................................................       7

Use of proceeds.............................................................................      10

Plan of distribution........................................................................      11

Description of securities...................................................................      12

Legal matters...............................................................................      14

Experts.....................................................................................      14

Indemnification.............................................................................      14

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Securities and Exchange Commission allows us to incorporate into this prospectus information we file with it in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these securities.

Quarterly Reports Form 10-QSB               March 31, 2000

Annual Report on Form 10-KSB                Fiscal year ended December 31, 1999

You may request a copy of these documents, at no cost, by writing to:

                  Uniservice Corporation
                  350 East Las Olas Boulevard, Suite 1700
                  Fort Lauderdale, Florida 33301
                  Attention: Brian A. Pearlman, Esq.
                  Telephone: (954) 763-1200
                  Telecopier: (954) 766-7800

                             BUSINESS OF THE COMPANY

Introduction

         We are the holding company for Kentucky Foods Chile, S.A. and have recently filed a registration statement with the Securities and Exchange Commission with the intent to acquire a substantial interest in an operating entity in South America.

         Through our 99% interest in Kentucky Foods Chile, we are the only KFC franchisee in Chile and the largest KFC franchisee in Central and South America. We currently own and operate 36 KFC restaurants throughout Chile.

         We were organized as a Florida corporation on November 21, 1997 under the name Uniservice Corp. and subsequently changed our name to Uniservice Corporation. On August 4, 1998 we acquired 99.97% of Inversiones e Inmobiliaria Kyoto S.A.'s interest in Kentucky Foods Chile in a series of transactions in exchange for 1,399,900 shares of our class B common stock. These transactions were effected simultaneously with the initial public offering of 1,400,000 shares of our class A common stock and 1,610,000 warrants to purchase shares of our class A common stock. The remaining .03% interest in Kentucky Foods Chile is held by Ricardo Vilensky.

Our background and operations

         We have been involved in the restaurant business since our subsidiary, Kentucky Foods Chile, commenced business in November 1986. We operated our first four restaurants under the name Papa Pollo. During the second half of 1991 we changed the names of our restaurants to Chicken Inn. In 1994, when we were operating nine restaurants, we entered into a franchise agreement with Kentucky Fried Chicken International Holdings and Tricon Restaurants International and converted all of our restaurants into KFC restaurants. We opened eight KFC restaurants in 1995, and an additional seven, five, seven and three restaurants during 1996, 1997, 1998 and 1999, respectively.

         All executive management, financing, marketing and operations support functions are conducted centrally at our Santiago, Chile headquarters. At our headquarters we maintain a state-of-the-art centralized computer system that is linked with the cash register at each of our restaurants. Through this computer system, we have access to up-to-the-minute information including, among other things, revenues, inventory control, and the ability to monitor the progress of various promotions.

Strategy

         Our strategy is to expand our business throughout Chile and Latin America through the acquisition of a substantial interest in an operating company located in South America and expansion of the number of our current restaurants. The following is an overview of our acquisition and expansion strategy:

         o        Acquire an interest in an operating company in South America.
                  This acquisition will be financed through the proceeds of a public offering.

         o Increase the number of our KFC restaurants and overall margins and profitability within our existing restaurants.

         o Maximize operating efficiencies through continued centralized management and advanced management information systems.

Our KFC restaurants

         KFC restaurants offer basically the same menu, meal options and distinctive KFC design as the KFC restaurants found throughout the United States. Our KFC restaurants are of distinctive design and are generally located in high-traffic areas including shopping malls, food courts, shopping centers, and downtown areas. Our KFC restaurants consist of several building types with various layouts and seating capacities. We currently have 36 restaurants, 34 of which are open seven days a week, typically from 10:00 a.m. to midnight. Currently, we do not accept credit cards, although we may elect to do so in the future. Some of our restaurants offer drive- through service. Home delivery is available at no-charge from 17 of our restaurants.

         All of our KFC restaurants offer a full line of KFC products, including chicken pieces, chicken sandwiches, a variety of side items including cole slaw, mashed potatoes, salads and corn, and dessert. In addition to a full-line of soft drinks, 21 of our current restaurants are licensed to sell beer (the drinking age in Chile is 18).

Franchise agreement with Tricon

         Of our 36 restaurants currently in operation, 28 are operating under our original franchise agreement executed in 1994. Our remaining 8 restaurants and any future restaurants operate under Tricon's standard international franchise agreement which was executed in June 2000. The new standard franchise agreement is consistent with the original franchise agreement, permitting us to use, among other things, KFC's proprietary trade names, trademarks, service marks, recipes, and trade dress. We are also permitted to sell and promote only KFC approved products.

         Prior to executing the standard international franchise agreement, we were served with notice by Tricon that the opening and operation of three restaurants not covered by our original franchise agreement and without Tricon's approval had breached our original KFC franchise agreement. Tricon informed us that the opening of these restaurants was unauthorized and the use of KFC property, confidential information and product was unauthorized for those restaurants. To cure this default and legally operate these restaurants we were informed that we needed to execute Tricon's standard international franchise agreement and pay initial fees for the three restaurants of approximately $105,000. We have executed the agreements and paid the fees. We believe we are in compliance with Tricon's requests.

                                  RISK FACTORS

Special Note About Forward Looking Statements

         We make statements in this prospectus and in the documents we incorporate by reference that are considered forward-looking statements within the meaning of the Securities Act and the Exchange Act. Sometimes these statements contain words such as may, believe, expect, continue, intend, or other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other factors that could cause our actual performance or achievements to be materially different from those we project. The following factors, among others, could cause materially different results from those anticipated or projects:

         *        heightened competition;

         *        problems integrating acquired companies;

         * failure to identify, acquire or profitably manage additional businesses;

         *        failure to obtain new customers or retain existing customers;

         *        inability to carry out marketing and sales plans;

         *        inability to obtain capital for future growth;

         *        loss of key executives; and

         *        general economic and business conditions.

         We do not have a policy of updating or revising forward-looking statements and thus it should not be assumed that silence by us over time means that actual events are bearing out as estimated in such forward looking statements.

Considerations related to our acquisition plan

         We are currently contemplating an acquisition to expand our business, but cannot provide any assurance that we will be able to complete an acquisition or that an acquired business will be successful. Our current business plan includes the acquisition of an operating business in South America. As of this date we have not entered into any definitive agreements. There are no assurances that we will be able to make an acquisition, or if an acquisition is made, it will be successful.

Considerations related to our KFC operations

         Our operations are limited to the terms and conditions of our franchise agreements with Tricon and if we violate these agreements our relationship with KFC may be terminated. Under our KFC franchise agreement, we are presently prohibited from engaging in certain types of restaurant businesses within Chile. Under our franchise agreement we may not participate in any business that Tricon deems to be competing. Our relationship with Tricon also restricts Ricardo Vilensky, our chief executive officer and principal shareholder, from transferring his interest in our company or terminating his relationship with us without prior approval from Tricon. The agreements also state that Mr. Vilensky must maintain a 51% voting interest in our company.

         In the event our KFC franchise agreement is terminated, whether resulting from default or expiration of its terms, our franchise agreement with KFC states that we must immediately discontinue the use of KFC equipment, concepts and marketing methods. The franchise agreement also imposes a 12 month non-compete clause with KFC if our relationship with Tricon is terminated. In Chile, non-compete agreements are generally considered illegal, but depending upon the circumstances, compensatory rather than injunctive relief may be granted.

         We are engaged in a highly competitive segment of the fast food industry with respect to:

         o        price,
         o        variety,
         o        product quality,
         o        speed of service,
         o        convenience of location,
         o        cleanliness, and
         o        upkeep.

         We compete directly or indirectly with many companies and franchisees. Most franchisees and company-owned stores of international fast food franchisors, including McDonald's(R) and Burger King(R), have multiple locations in Chile. A number of these companies may be larger, better capitalized, more established and have greater personnel and other resources than us. Additionally, we encounter competition from a number of Chilean restaurants and food service establishments, as well as other local fast food restaurants offering products that are familiar to Chilean consumers and have achieved broad market acceptance.

         We are substantially dependent upon third parties for all of our capital equipment. These supplies include:

         o        furniture,
         o        fixtures and equipment,
         o        food products, and
         o        other supplies.

         Failure to obtain equipment, food products and other supplies for our restaurants on a timely basis could materially effect us.

         The loss of Ricardo Vilensky's services could have a material adverse effect on our business. Our success is highly dependent upon the continued services of Mr. Vilensky who continues to devote a substantial amount of his time to our business. Although we currently have an employment agreement with Mr. Vilensky through 2001 for his services, the loss of his services could have a material adverse effect on our business.

         As a condition of our franchise agreement with Tricon, Ricardo Vilensky is required to be our designated operator and if we want to change our designated operator we need permission from Tricon. In the event Mr. Vilensky is unwilling to serve as the designated operator or becomes disabled or deceased, management or Mr. Vilensky's heirs will propose a new designated operator, who will be subject to approval by Tricon. Although not required, Tricon has indicated that it prefers if our designated operator also controls our ownership.

         If Mr. Vilensky is unable to perform his duties and obligations to our operations, he may be forced to sell his interest in our company. In the event that Tricon determines that our designated operator is not capable of performing necessary duties and obligations, Mr. Vilensky or his heirs are required to use their best efforts to sell their interest in our company within six months. In the event that no sale is completed within the six month period, Tricon has the option to purchase Mr. Vilensky's interest, or the interest of Mr. Vilensky's heirs, in our company for a market value determined by three appraisers.

         You may be limited in your ability to enforce civil liabilities against us since most of our assets and operations are abroad. Enforcement by investors of civil liabilities under the U.S. Federal securities laws may adversely be affected by the fact that while Uniservice is located in the U.S., our principal subsidiary is located in Chile. While we are a U.S. corporation, our subsidiary, Kentucky Foods Chile, is a Chilean corporation. For the foreseeable future, substantially all of our assets will be held or used outside the United States (in Chile), and approximately 90% of the net proceeds from this offering will be used in Chile. Our current executive officers, directors and management are residents of Chile, and substantially all of our assets and the assets of our executive officers, directors and management are located outside the United States.

Considerations relating to Chile

         Since we are subject to risks associated with foreign operations, we may incur additional costs and disruptions to our operations. Our business is currently conducted almost exclusively in Chile. We consequently are subject to a number of significant risks associated with foreign operations. Our operating profits may be negatively affected by changes in the value of the Chilean peso, by hyperinflationary conditions, or recession, which may occur in Chile. Other risks and considerations include:

         o the effect of foreign income and withholding taxes and the U.S. tax implications of foreign source income and losses;
         o the possibility of expropriation or confiscatory taxation or price controls;
         o adverse changes in local investment or exchange control regulations;
         o difficulties inherent in operating in less developed legal systems;
         o        political instability, government corruption and civil unrest;
                  and
         o        potential restrictions on the flow of international capital.

         In Chile, where our business is conducted, there has been less governmental regulation relating to the environment, occupational safety, employment practices or other business matters than in the United States. It is possible that future regulations in these countries may increase the expense and risk of doing business. In addition, social legislation in Chile may result in significantly higher expenses associated with terminating employees or distributors or closing manufacturing facilities.

         Recessionary conditions in Chile in 1998 and 1999 negatively effected our business and may continue throughout 2000. Recessionary conditions in Chile have the effect of decreasing our revenues and weakening the value of the Chilean peso as compared to the U.S. dollar. Although we believe, and recent market indicators have shown, that the recession in Chile has ended, if Chile remains in a recession, our business will continue to suffer.

                                 USE OF PROCEEDS

         We will not receive any proceeds the sales of the securities we are registering except upon the exercise of our warrants. In the event all of our warrants are exercised, we would receive gross proceeds of approximately $6,420,000. It is anticipated that the net proceeds, if any, from the exercise of our warrants will be used by us for acquisitions and for working capital associated with continuing operations. The actual allocation of proceeds realized from the exercise of these warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements during the course of the exercise period. We do not know if or when any of our warrants will be exercised.

                              PLAN OF DISTRIBUTION

         We will not receive any of the proceeds from the sale of any of our shares by selling stockholders. The sale of the securities we have registered may be effected by the selling stockholders from time to time in transactions in the over-the-counter market, on the NASDAQ SmallCap Market System, in negotiated transactions, or a combination of methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The securities we have registered may be sold by one or more of the following methods:

         1. a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent for the selling stockholders;

         2.       ordinary brokerage transactions;

         3.       transactions in which the broker solicits purchasers; and

         4.       privately negotiated transactions.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions from the selling stockholders in amounts to be negotiated immediately prior to the sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act in connection with the sales.

         In order to comply with the securities laws of certain states, if applicable, our shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states our shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and our selling stockholders.

         The selling stockholders and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the securities registered hereby may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any of the securities we have registered purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We have agreed to pay all fees and expenses incident to the registration of the securities we have registered except selling commissions and fees and expenses of counsel or any other professionals or other advisors, if any, to the selling stockholders.

                            DESCRIPTION OF SECURITIES

Common Stock

         20,000,000 shares of our common stock are designated as class A common stock and 2,000,000 shares are designated as class B common stock. As of the date of this prospectus there are 1,435,000 shares of class A common stock outstanding and 1,400,000 shares of class B common stock outstanding. We may issue additional shares of our class A common stock in connection with an acquisition we may undertake.

         We have also reserved up to an aggregate of 200,000 shares of our class A common stock for our stock option plan.

         Upon our liquidation, dissolution or winding up, after payment of creditors and holders of any of our senior securities, including preferred stock, our assets will be divided pro rata on a per share basis among the holders of the shares of common stock. Our common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable.

         Subject to the dividend rights of the holders of any other class of common stock or preferred stock, if applicable, and as a condition of the franchise agreement, the approval of Tricon, holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds legally available.

Class A common stock and class B common stock

         Holders of shares of class A common stock are entitled to one vote per share on all matters to be voted on by our shareholders. Holders of shares of class B common stock are entitled to ten votes per for each share of class B common stock on all matters to be voted on by our shareholders. Our class A common stock and our class B common stock do not have cumulative voting rights. The holders of more than 50% of the voting rights for the election of directors can elect all of our directors. Ricardo Vilensky has the ability to vote 1,400,000 shares of class B common stock and 57,000 shares of our class A common stock or approximately 91% of our votes. Our bylaws require that only a majority of the issued and outstanding voting shares of common stock need be represented to constitute a quorum and to transact business at a shareholders' meeting.

         Holders of class B common stock have the right to transfer or sell shares of class B common stock, and/or convert shares of class B common stock into shares of class A common stock on a one share for one share basis. Any converted shares will only be entitled to one vote per share. Any persons acquiring shares of class B common stock in a private transaction, either by means of a transfer or sale, shall be entitled to ten votes for each one share of class B common stock held. Each certificate representing shares of class B common stock contains a legend setting for the restrictions imposed by Werbel-Roth Securities, Inc. and Tricon.

Preferred Stock

         We are authorized to issue 5,000,000 shares of preferred stock which we can issue, without further action by shareholders, in one or more series, and to fix for any series the dividend rate, redemption price, liquidation or dissolution preferences, conversion rights, voting rights and other preferences and privileges. No shares of preferred stock are issued or outstanding as of the date of this prospectus.

Warrants

Common Stock Purchase Warrants

         We have issued and outstanding 1,610,000 warrants which were sold in our initial public offering. Each warrant entitles the holder to purchase one share of our class A common stock at $4.00 per share until August 2, 2003. If a Warrant is not exercised by August 2, 2003, it expires and is of no value. The warrants are redeemable by us for $.25 per warrant, at any time upon 30 days' prior written notice, if the closing bid price of our common stock equals or exceeds $7.00 per share for 30 consecutive trading days and ending 30 days prior to the notice of redemption.

         To exercise a warrant, the warrant holder must deliver the warrant certificate, with the form of election to purchase on the reverse side of the warrant certificate properly completed and executed, together with payment of the exercise price to the warrant Agent. The warrants may be exercised in whole or from time to time in part. If less than all of the warrants evidenced by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining number of warrants.

         Warrant holders are protected against dilution of the equity interest represented by the underlying shares of common stock upon the occurrence of certain events, including, but not limited to, issuance of stock dividends. If we merge, reorganize or are acquired in such a way as to terminate the warrants, the warrants may be exercised immediately prior to such action. In the event of liquidation, dissolution or winding up of our company, holders of the warrants are not entitled to participate in the distribution of our assets.

                                  LEGAL MATTERS

         Certain legal matters in connection with the securities being offered hereby have been passed upon for us by Atlas Pearlman, P.A., Fort Lauderdale, Florida. Atlas Pearlman owns 5,000 shares of our class A common stock.

                                     EXPERTS

         The consolidated balance sheet of Uniservice Corporation and its subsidiary as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended, incorporated by reference in this prospectus, have been incorporated herein in reliance on the reports of Spear, Safer, Harmon & Co., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                                 INDEMNIFICATION

         We have authority under Section 607.0850 of the Florida Business Corporation Act to indemnify our directors and officers to the extent provided for in such statute.



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


Our Articles of Incorporation provide that we will our officers and directors to the fullest extent permitted by law.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for:

         (1) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

         (2)      deriving an improper personal benefit from a transaction;

         (3)      voting for or assenting to an unlawful distribution; and

         (4) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in our favor or in a proceeding by or in the right of a shareholder.

         The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

         The effect of the foregoing requires us to indemnify our officers and directors for any claim arising against them in their official capacities provided that they acted in good faith and in a manner that they reasonably believed to be in our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company under the provisions above, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore enforceable.



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



No dealer, salesperson or any other person has been authorized to give any information or to make any representations not contained in this prospectus in connection with this offer. If given or made, this information or representations must not be relied upon as having been authorized by our company or any underwriter. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities we have offered in any circumstance in which an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus will under any circumstances create an implication that information in this prospectus is correct at any time subsequent to the date of this prospectus.

                                 --------------



         TABLE OF CONTENTS

                                              Page

Additional information..................        2

Incorporation of certain
  information by reference..............        3

Business of the company.................        4

Risk factors............................        7

Use of proceeds.........................       10

Plan of distribution....................       11

Description of securities...............       12

Legal matters...........................       14

Experts.................................       14

Indemnification.........................       14








                        1,610,000 shares of common stock
                               1,610,000 warrants



                                   Uniservice
                                   Corporation






                                   -----------

                                   Prospectus

                                   -----------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated expenses, all of which are being paid by our company, in connection with this offering.

         Legal fees and expenses............................       $10,000
         Accounting fees and expenses.......................         3,000
         Printing expenses..................................         5,000
         Miscellaneous......................................         2,000

           Total............................................       $20,000

Item 15. Indemnification of Directors and Officers.

         We have authority under Section 607.0850 of the Florida Business Corporation Act to indemnify our directors and officers to the extent provided for in the statute. Our articles of incorporation provide that we shall indemnify and may insure our officers and directors to the fullest extent permitted by law.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for:

                  (1) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

                  (2) deriving an improper personal benefit from a transaction;

                  (3)      voting for or assenting to an unlawful distribution;
                           and

                  (4) willful misconduct or conscious disregard for the best interests of our company in a proceeding by or in the right of our company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

         The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons under these provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore enforceable.

Item 16.          Exhibits.

Exhibit                             Description
-------                             -----------

1.1               Form of Underwriting Agreement(2)
3.1(a)            Uniservice Corporation's Amended and Restated Articles of
                  Incorporation(3)
3.1(b)            Articles of Amendment to Articles of Incorporation(3)
3.2               Uniservice Corporation's Bylaws(3)
4.1               Form of Warrant Agreement together with Form of Warrant
                  Certificate(2)
4.3               Form of Class A Common Stock Certificate(2)
5.1               Opinion of Atlas Pearlman, P.A.(2)
23.1              Consent of Atlas Pearlman, P.A. (to be included in its opinion filed as Exhibit 5.1)(2)
23.2              Consent of Spear, Safer, Harmon & Co. P.A.(1)
27                Financial Data Schedule (1)

--------------------
(1)      Included herein
(2)      Previously filed Amendment No. 1 to Form SB-2 Registration Statement
         333-50897
(3)      Previously filed Form SB-2 Registration Statement 333-50897

Item 17. Undertakings.

         (1) The undersigned Registrant hereby undertakes:

                  (a) to file, during any period in which it offers or sells securities, a post- effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

                  (b) that, for determining any liability under the Securities Act, treat each such post-effective amendment as a new Registration Statement of the securities offered at that time shall be deemed to be the initial bona fide offering thereof; and

                  (c) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (2) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pompano Beach and the State of Florida, on the 12th day of July, 2000.

                                             UNISERVICE CORPORATION


                                             By:/s/ Ricardo Vilensky
                                                --------------------------------
                                                    Ricardo Vilensky
                                                    Chairman of the Board and
                                                    Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date above.

         Signature                                      Title
         ---------                                      -----

/s/ Avram Fritch                               President and Director
---------------------------------------
Avram Fritch

/s/ Maurico Aguire                             Chief Financial Officer
---------------------------------------        and Director
Maurico Aguire


/s/ Sergio Vivanco                             Director
---------------------------------------
Sergio Vivanco

/s/ Juan Carlos Cesda                          Director
---------------------------------------
Juan Carlos Cesda

                                  EXHIBIT INDEX

Exhibit No.                    Description
-----------                    -----------

23.2                    Consent of Spear, Safer, Harmon & Co.





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